EXHIBIT 5

[THE HOME DEPOT, INC. LETTERHEAD]

June 23, 2008

The Home Depot, Inc.

2455 Paces Ferry Road

Atlanta, Georgia 30339

Re: The Home Depot, Inc.

Ladies and Gentlemen:

I have acted as counsel to The Home Depot, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 15,000,000 shares of the Company’s common stock, par value $.050 per share (the “Securities”), which may be issued by the Company pursuant to The Home Depot, Inc. Restated and Amended Employee Stock Purchase Plan (the “Plan”). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of the Commission’s Regulation S-K.

I have examined the Amended and Restated Certificate of Incorporation of the Company, the By-Laws of the Company, records of proceedings of the Board of Directors, or committees thereof, and the shareholders of the Company deemed by me to be relevant to this opinion letter, the Plan and the Registration Statement. I also have made such further legal and factual examinations and investigations as I deemed necessary for purposes of expressing the opinion hereinafter set forth.

As to certain factual matters relevant to this opinion letter, I have relied conclusively upon originals or copies, certified or otherwise identified to my satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company, as I have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, I have made no independent investigations with regard to matters of fact, and, accordingly, I do not express any opinion as to matters that might have been disclosed by independent verification.

My opinion set forth below is limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and

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June 23, 2008

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reported judicial decisions interpreting such General Corporation Law and Constitution that, in my professional judgment, are normally applicable to transactions of the type contemplated by the Plan, and I do not express any opinion herein concerning any other laws.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without my express written consent. The only opinion rendered by me consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated. My opinion expressed herein is as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof that may affect my opinion expressed herein.

Based upon the foregoing, it is my opinion that the Securities are duly authorized and, when issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Jonathan M. Gottsegen
Jonathan M. Gottsegen
Assistant Secretary and Senior Counsel-Corporate and Securities Practice Group
The Home Depot, Inc.